Exhibit (c) 1

GPU Energy News Release
July 20, 1998


GPU Energy Compromise Plans Would Avoid Delay in Electric Choice
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Note: GPU Energy President Dennis Baldassari will conduct a news conference via telephone at 1 p.m. EDT today. To participate, call 888-369-7004.


READING, Pa.--July 20, 1998-- GPU Energy today is filing two legal actions that could delay the start of electric generation choice in Pennsylvania. At the same time, the company filed new plans with the Pennsylvania Public Utility Commission (PUC) that would put electric choice "back on track" and avoid a decline in the quality of electric service.

Today's actions are in response to the PUC's decisions on June 26 to reject GPU Energy's restructuring plans. In its decisions, the PUC cut funding for maintaining the electric distribution system. GPU Energy said such drastic cuts ultimately could lead to more frequent and longer outages.

"Unfortunately, the PUC has forced these legal actions which introduce great uncertainty into the process for customers, suppliers and for GPU Energy and which could delay the start of customer choice," said Dennis Baldassari, GPU Energy president and chief operating officer. "In addition, the PUC's decisions raise questions about the ability to maintain dependable electric service.

"Although GPU Energy supports electric choice, we won't sacrifice reliable electric service."

GPU Energy today also filed compromise restructuring plans with the PUC.

"Our compromise plans address objections the commission raised when it rejected our original plans," Baldassari said. "Our compromise can avoid delays in electric competition. The PUC can quickly put the transition to customer choice back on track."

Pennsylvania's Electricity Generation Customer Choice Act provides for a utility to file an alternative plan if the commission rejects the original plan. The commission has 45 days to act on a revised plan.

GPU Energy is filing appeals with Pennsylvania's Commonwealth Court challenging the PUC's decisions. The appeals claim more than 40 errors of law in the PUC's restructuring decisions for GPU Energy.

It is filing a complaint in U.S. District Court for Eastern Pennsylvania challenging the PUC's refusal to ensure full recovery of the costs of contracts with non-utility generators (NUGs). In previous decisions the PUC had assured GPU Energy that it would recover these costs. Federal law requires utilities to buy electricity from NUGs, and both federal and state law entitles utilities to recover the costs. The PUC sets the price utilities must pay for NUG electricity. Utilities earn no profit from selling it.

Uncertainty over timing, prices and rules of implementation effectively could delay electric generation competition, GPU Energy said.

"We recognize that both customers and electricity marketers could be reluctant to proceed under the great uncertainty resulting from the commission's vote and our legal actions," Baldassari said. "No effective competitive market can emerge with uncertainty about the rules and pricing. That's one reason we have proposed a compromise."

He also said that the PUC's decisions jeopardize GPU Energy's ability to support community and economic development.

The three domestic utility subsidiaries of GPU, Inc. (Metropolitan Edison Company, Pennsylvania Electric Company and Jersey Central Power & Light Company) do business as GPU Energy.


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Contact:

     Ray Dotter, 610-921-6814
     Lori Hixon, 610-921-6019